Exhibit 10.1
Etsy, Inc.
Amendment No. 1 to 2024 Equity Incentive Plan
Effective as of June 9, 2026
This Amendment No. 1 (this “Amendment”) to the Etsy, Inc. 2024 Equity Incentive Plan (the “Plan”) is made by Etsy, Inc., a Delaware corporation (the “Company”), effective as of the date set forth above. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Plan.
WHEREAS, the Company previously established the Plan, pursuant to which the Company may grant awards of equity-based compensation to service providers of the Company;
WHEREAS, Section 3.1 of the Plan provides that the aggregate number of Common Shares reserved for grant and issuance under the Plan (the “Share Reserve”) is equal to the sum of (i) 8,000,000 Common Shares, plus (ii) the Prior Plans’ Returning Shares, as such shares become available from time to time, provided that in no event shall the Share Reserve exceed 20,182,314 Common Shares (which is the sum of (x) the 8,000,000 Common Shares set forth above, plus (y) the aggregate number of Common Shares that, as of March 31, 2024, are subject to (1) outstanding awards granted under the 2006 Plan, or (2) outstanding Awards granted under the Plan); and
WHEREAS, the Company now wishes to amend the Plan to increase the number of Common Shares reserved under the Plan and to modify Sections 3.1 and 3.4 of the Plan.
NOW, THEREFORE, the Plan is amended as follows:
1.    Section 3.1 of the Plan is hereby amended in its entirety to read as follows:
“Basic Limitation. Common Shares issued pursuant to the Plan may be authorized but unissued shares or treasury shares. The aggregate number of Common Shares reserved for grant and issuance under the Plan (the “Share Reserve”) is equal to the sum of (i) 3,824,088 Common Shares, plus (ii) the Prior Plans’ Returning Shares, as such shares become available from time to time, provided that in no event shall the Share Reserve exceed 18,977,714 Common Shares (which is the sum of (x) the 3,824,088 Common Shares set forth above, plus (y) the aggregate number of Common Shares that, as of March 31, 2026, are subject to (1) outstanding awards granted under the 2006 Plan, or (2) outstanding Awards granted under the Plan). This Article 3.1 does not limit the granting of Awards and, for clarity, the Share Reserve is a limit on the number of Common Shares that may be issued pursuant to the Plan. The numerical limitations in this Article 3.1 shall be subject to adjustment pursuant to Article 9. For the avoidance of doubt, subject to the other provisions of this Article 3, Common Shares issued pursuant to Awards under the Plan granted from April 1, 2026 through the date of the Company’s 2026 annual meeting of stockholders shall reduce the number of Common Shares that may be issued under the Plan, as amended and restated hereby.”
2.    Section 3.4 of the Plan is hereby amended in its entirety to read as follows:
“Code Section 422 Limit. Subject to adjustment in accordance with Article 9, no more than 24,006,402 Common Shares may be issued under the Plan upon exercise of ISOs."
3.    All other terms and conditions of the Plan shall remain in full force and effective.
Adopted by the Board of Directors of the Company: April 9, 2026
Approved by Stockholders: June 9, 2026